Exhibit 99.2

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Scientific Corporation Provides Litigation Update

CARLSBAD, Calif., August 13, 2010--(PR Newswire)-Patriot Scientific Corporation (OTCBB: PTSC - News) today reported that it has withdrawn from discussions aimed at settling its outstanding actions against The Technology Properties Limited Group, LLC (TPL) and Alliacense, LLC, the Company’s joint venture partner in the management of the MMP™ Portfolio of microprocessor patents, and its licensing division, respectively.

On April 12, 2010 the Company filed suit in the Superior Court of the State of California, County of San Diego against TPL alleging breach of a $1 million promissory note obligation for which repayment was due Patriot on February 28, 2010.  On April 22, 2010 it filed an action in the Superior Court of the State of California, County of Santa Clara, against TPL and Alliacense which was placed under seal provisionally by the court at the defendants’ request.  On August 12, 2010, the Court considered defendants' request to seal the file indefinitely and to compel private arbitration of the dispute and denied both Motions.  On August 13, 2010 the Court provisionally allowed some file redactions pursuant to a Motion filed by TPL and will decide the appropriateness of those redactions on September 30, 2010.

The Complaint makes several allegations against TPL and Alliacense, including breach of contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, contract interference, constructive fraud, and unjust enrichment, while also seeking declaratory relief over specific contractual disagreements. The Complaint further seeks an accounting of revenues and expenses charged to the PDS joint venture, while also engaging in licensing activities designed to profit TPL at the expense of the interests of PDS and Patriot.

“We had originally felt that discussions aimed at addressing a variety of issues, including the matter related to our April 22, 2010 action and the restructuring of the 2005 agreements that govern the management of the MMP™ Portfolio, represented the best approach to resolving the issues between the parties and for providing continuity to the licensing effort,” said Carlton Johnson, Patriot Scientific Corporation’s Executive Committee Chairman.  “Our position is and remains one in which Patriot would have and maintain an equal or greater voice with all decisions relating to the MMP licensing.  Up until now we had deferred making any announcement that a successful renegotiation of the relationship would occur.  However, this process has taken far longer than we anticipated and where we were once hopeful that we were close to settling a number of differences, we now intend to vigorously resume the litigation process.  We will provide details on the litigation as circumstances permit, however we ask our shareholders to appreciate that we remain under some contractual restrictions in regard to public disclosures pertaining to the MMP™ Portfolio, and we also wish to avoid any public sharing of information that could impair our litigation strategy.  We regret having to take these measures, but we believe they are in the best long-term interests of Patriot, its shareholders, and our ownership in the MMP™ Portfolio.”

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation (PTSC) provides data sharing and secure data solutions for a connected world. These activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About the MMP™ Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation (OTCBB: PTSC – News). The MMP Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is widely recognized that the MMP Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com .

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Patriot Scientific Corporation’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks and uncertainties associated with the litigation with TPL, and the uncertainties relating to the future of our MMP joint-venture. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, and seasonality.  Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended May 31, 2009, and the quarterly report on Form 10-Q for three and nine months ended February 28, 2009. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Patriot Scientific Corporation disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.